Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Winland Electronics, Inc. of our report dated March 22, 2013, relating to our audit of the financial statements, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
June 17, 2013